EXHIBIT 99.1

Oxford Industries Reports Third Quarter Results

--Double-Digit Sales Increases at Tommy Bahama and Lilly Pulitzer--

--Affirms Full Year Adjusted EPS Guidance--

ATLANTA, Dec. 11, 2013 (GLOBE NEWSWIRE) -- Oxford Industries, Inc. (NYSE:OXM) today announced financial results for its fiscal 2013 third quarter, ended November 2, 2013. For the quarter, consolidated net sales increased 9% to $197.5 million compared to $181.4 million in the third quarter of fiscal 2012, ended October 27, 2012. In line with the Company's guidance, on an adjusted basis earnings per share were $0.10 in the third quarter of fiscal 2013 compared to $0.19 in the third quarter of fiscal 2012. On a GAAP basis, earnings per share were $0.05 in the third quarter of fiscal 2013 compared to $0.18 in the same period of the prior year. In the third quarter of fiscal 2013, earnings per share were negatively impacted by a significantly higher effective tax rate than in the prior year.

Adjusted earnings per share for the third quarter of fiscal 2013 exclude $0.8 million of charges resulting from the acquisition of the Tommy Bahama licensed business in Canada. Adjusted earnings per share in the third quarter of each year also exclude charges related to a change in the fair value of contingent consideration and the impact of LIFO accounting. For reference, tables reconciling GAAP to adjusted measures are included at the end of this release.

Thomas C. Chubb III, CEO and President, commented, "We are pleased that our third quarter results met our sales and earnings expectations. More importantly, our fourth quarter has been very solid to date. Both Tommy Bahama and Lilly Pulitzer have seen strength in e-commerce and in our retail stores over the first six weeks and we believe we will deliver strong fourth quarter results."

Mr. Chubb concluded, "Our earnings expectations for the year reflect the solid performance of our business and our continued investment in future growth. We expect the power of our direct to consumer strategy coupled with the strength of our brands and people to deliver sustainable top and bottom line growth in the years to come."

Operating Results

Tommy Bahama Tommy Bahama delivered a 10% year-over-year sales increase to $113.5 million in the third quarter of fiscal 2013. The increase was driven by sales from new stores and a comparable store sales increase of 8%, with particular strength in the e-commerce business. At the end of the third quarter of fiscal 2013, Tommy Bahama operated 137 stores compared to 133 stores at the end of the second quarter of fiscal 2013 and 110 stores at the end of the third quarter of fiscal 2012.

Tommy Bahama experienced a deleveraging of SG&A in the third quarter primarily due to the fixed cost of operating more stores over a relatively smaller sales base.As a result of seasonality, some Tommy Bahama retail stores typically do not earn a profit during the third quarter. Historically, as Tommy Bahama's retail store operations have expanded, the operating income gap between the stronger first, second and fourth quarters and the smaller third quarter has widened.

Tommy Bahama's adjusted operating income for the third quarter of fiscal 2013 was $1.7 million compared to $3.4 million in the third quarter of fiscal 2012 reflecting the deleveraging of SG&A. On a GAAP basis, Tommy Bahama's operating income for the third quarter of fiscal 2013 was $1.0 million compared to $3.4 million in the third quarter of fiscal 2012.

Lilly Pulitzer  Lilly Pulitzer's net sales increased 13% year-over-year to $30.3 million in the third quarter of fiscal 2013. The sales increase was primarily due to higher sales at the semi-annual e-commerce flash sale, increased wholesale sales and sales from additional retail stores. These increases were partially offset by a modest comparable store sales decrease of 2%. At the end of the third quarter of fiscal 2013, Lilly Pulitzer operated 22 stores compared to 18 stores at the end of the third quarter of fiscal 2012. In late November, Lilly Pulitzer opened its 23rd store at the Waterside Shops in Naples, Florida.

Lilly Pulitzer's continued investment in infrastructure and the SG&A associated with new stores offset the favorable gross profit impact of the sales increase. As a result, Lilly Pulitzer reported adjusted operating income of $4.0 million for the third quarter of fiscal 2013 compared to $4.1 million in the third quarter of fiscal 2012. On a GAAP basis, operating income for the third quarter of fiscal 2013 was $3.9 million compared to $3.5 million in the third quarter of fiscal 2012.

Lanier Clothes Net sales for Lanier Clothes increased 11% to $30.1 million in the third quarter of fiscal 2013 compared to $27.2 million in the third quarter of fiscal 2012, primarily due to a timing shift of certain sales into the third quarter this year. Operating income in the third quarter of fiscal 2013 was $3.4 million compared to $2.4 million in the third quarter of fiscal 2012 with the increase primarily due to higher sales.

Ben Sherman Ben Sherman reported net sales of $18.6 million for the third quarter of fiscal 2013 compared to $19.8 million in the third quarter of fiscal 2012. The sales decline was primarily due to lower US wholesale sales partially offset by improvements in sales in the UK and Europe. Ben Sherman's operating loss was $1.9 million in the third quarter of fiscal 2013 compared to an operating loss of $2.1 million in the same period last year. The improved operating results were primarily due to cost reductions.

Corporate and Other Corporate and Other reported an adjusted operating loss of $2.1 million for the third quarter of fiscal 2013 compared to an adjusted operating loss of $1.7 million in the third quarter of fiscal 2012. The increased operating loss was primarily due to higher SG&A. On a GAAP basis, Corporate and Other reported an operating loss of $1.9 million in the third quarter of fiscal 2013 compared to a loss of $1.2 million in the third quarter of fiscal 2012.

Consolidated Operating Results

Net Sales For the third quarter of fiscal 2013, consolidated net sales were $197.5 million compared to $181.4 million in the third quarter of fiscal 2012. Sales increases at Tommy Bahama, Lilly Pulitzer and Lanier Clothes were partially offset by a sales decrease at Ben Sherman.

Gross Profit and Gross Margin Due to higher sales, gross profit for the third quarter of fiscal 2013 increased to $104.8 million from $96.8 million in the third quarter of fiscal 2012. For the third quarter of fiscal 2013 consolidated gross margin was 53.1%, slightly lower than the same period last year due to the impact of purchase accounting and LIFO accounting.

SG&A In the third quarter of fiscal 2013, SG&A was $104.4 million, or 52.9% of net sales, compared to $94.1 million, or 51.9% of net sales, in the third quarter of fiscal 2012. The increase in SG&A was primarily due to $7.9 million of incremental costs associated with operating additional retail stores and restaurants, as well as incremental expenses to support the growing Tommy Bahama and Lilly Pulitzer businesses, partially offset by SG&A reductions at Ben Sherman.

Change in Fair Value of Contingent Consideration The third quarter of fiscal 2013 included $0.1 million of change in fair value of contingent consideration compared to $0.6 million in the third quarter of fiscal 2012.

Royalties and Other Income   Royalties and other income were $4.3 million in the third quarter of fiscal 2013 compared to $3.8 million in the third quarter of fiscal 2012.

Operating Income   For the third quarter of fiscal 2013, consolidated operating income was $4.6 million compared to $5.9 million in the third quarter of fiscal 2012.

Interest Expense   For the third quarter of fiscal 2013, interest expense was $1.2 million compared to $1.0 million in the third quarter of fiscal 2012 primarily due to higher borrowings.

Income Taxes The effective tax rate for the third quarter of fiscal 2013 was 73.5% compared to 39.3% in the third quarter of fiscal 2012. The rate in both years was impacted by the Company's inability to recognize a tax benefit for losses in certain foreign jurisdictions. However, the fiscal 2012 tax rate benefited from certain favorable discrete items.

Balance Sheet and Liquidity

Total inventories at the close of the third quarter of fiscal 2013 were $124.0 million, compared to $102.2 million at the close of the third quarter of fiscal 2012. The increase supports anticipated sales growth and the operation of additional retail stores. The increase also reflects the earlier receipt of some shipments this year.

As of November 2, 2013, the Company had $166.7 million of aggregate borrowings outstanding and $68.7 million of aggregate unused availability under its US and UK revolving credit agreements. On November 21, 2013, the US revolving credit agreement was amended to reduce the margins used to determine the applicable interest rate, extend the maturity date of the facility from June 14, 2017 until November 21, 2018, and make favorable modifications to certain other provisions and restrictions.

The Company's capital expenditures for fiscal 2013, including $36.7 million incurred during the first nine months of fiscal 2013, are expected to be approximately $45 million. These expenditures consist primarily of costs associated with new retail stores, retail store and restaurant remodeling and information technology initiatives, including e-commerce enhancements.

Fiscal 2013 Outlook

For fiscal 2013, the Company has affirmed its full year guidance. The company expects adjusted earnings per share in a range of $2.90 to $3.05 and net sales in a range of $922 to $932 million. On a GAAP basis, the Company expects earnings per share in a range of $2.85 to $3.00 for the year. This compares with fiscal 2012 earnings per share of $2.61 on an adjusted basis and $1.89 on a GAAP basis on net sales of $856 million. For comparative purposes, fiscal 2013 is a 52 week year while fiscal 2012 was a 53 week year, with the extra week in the fourth quarter of fiscal 2012.

For the fourth quarter, ending on February 1, 2014, the Company expects net sales in a range of $255 to $265 million and earnings per share in a range of $0.98 to $1.13 on an adjusted basis and $1.01 to $1.16 on a GAAP basis. In the fourth quarter of fiscal 2012, earnings per share were $0.65 on an adjusted basis and $0.32 on a GAAP basis on net sales of $236 million.

The effective tax rate is expected to be approximately 43% for the 2013 fiscal year.

Dividend

The Company also announced that its Board of Directors has approved a cash dividend of $0.18 per share payable on January 31, 2014 to shareholders of record as of the close of business on January 17, 2014. The Company has paid dividends every quarter since it became publicly owned in 1960.

Conference Call

The Company will hold a conference call with senior management to discuss its financial results at 4:30 p.m. ET today. A live web cast of the conference call will be available on the Company's website at www.oxfordinc.com. Please visit the website at least 15 minutes before the call to register for the teleconference web cast and download any necessary software. A replay of the call will be available through December 25, 2013. To access the telephone replay, participants should dial (858) 384-5517. The access code for the replay is 8006782. A replay of the web cast will also be available following the teleconference on the Company's website at www.oxfordinc.com.

About Oxford

Oxford Industries, Inc. is a global apparel company which designs, sources, markets and distributes products bearing the trademarks of its owned and licensed brands. Oxford's brands include Tommy Bahama®, Lilly Pulitzer®, Ben Sherman®, Oxford Golf®, Arnold Brant® and Billy London®. The Company operates retail stores, internet websites and restaurants. The Company also has license arrangements with select third parties to produce and sell certain product categories under its Tommy Bahama, Lilly Pulitzer and Ben Sherman brands. The Company holds exclusive licenses to produce and sell certain product categories under the Kenneth Cole®, Geoffrey Beene®, Dockers® and Ike Behar® labels. Oxford's wholesale customers include department stores, specialty stores, national chains, specialty catalogs and Internet retailers. Oxford's stock has traded on the New York Stock Exchange since 1964 under the symbol OXM. For more information, please visit Oxford's website at www.oxfordinc.com.

Comparable Store Sales

The Company's disclosures about comparable store sales include sales from its full-price stores and e-commerce sites, excluding sales associated with e-commerce flash clearance sales. Definitions and calculations of comparable store sales differ among companies in the retail industry, and therefore comparable store metrics disclosed by the Company may not be comparable to the metrics disclosed by other companies.

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

This press release may include statements that are forward-looking statements within the meaning of the federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will" and similar expressions identify forward-looking statements, which generally are not historical in nature. We intend for all forward-looking statements contained herein or on our website, and all subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf, to be covered by the safe harbor provisions for forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Important assumptions relating to these forward‑looking statements include, among others, assumptions regarding the impact of economic conditions on consumer demand and spending, particularly in light of general economic uncertainty that continues to prevail, demand for our products, timing of shipments requested by our wholesale customers, expected pricing levels, competitive conditions, retention of and disciplined execution by key management, the timing and cost of store openings and of planned capital expenditures, costs of products as well as the raw materials used in those products, costs of labor, acquisition and disposition activities, expected outcomes of pending or potential litigation and regulatory actions, access to capital and/or credit markets and the impact of foreign losses on our effective tax rate. Forward-looking statements reflect our current expectations, based on currently available information, and are not guarantees of performance. Although we believe that the expectations reflected in such forward-looking statements are reasonable, these expectations could prove inaccurate as such statements involve risks and uncertainties, many of which are beyond our ability to control or predict. Should one or more of these risks or uncertainties, or other risks or uncertainties not currently known to us or that we currently deem to be immaterial, materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Important factors relating to these risks and uncertainties include, but are not limited to, those described in Part I, Item 1A. contained in our Annual Report on Form 10-K for the period ended February 2, 2013 under the heading "Risk Factors" and those described from time to time in our future reports filed with the SEC.

Oxford Industries, Inc.
Condensed Consolidated Balance Sheets
(unaudited)
(in thousands, except par amounts)

	November 2, 2013	October 27, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$ 9,310	$ 5,621
Receivables, net	71,205	68,920
Inventories, net	123,987	102,172
Prepaid expenses, net	27,280	20,111
Deferred tax assets	20,104	19,327
Total current assets	251,886	216,151
Property and equipment, net	143,710	123,841
Intangible assets, net	170,842	165,013
Goodwill	21,006	17,273
Other non-current assets, net	23,508	22,544
Total Assets	$ 610,952	$ 544,822
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable and other accrued expenses	$ 82,137	$ 78,550
Accrued compensation	14,864	21,705
Contingent consideration current liability	2,500	2,500
Short-term debt	2,307	6,955
Total current liabilities	101,808	109,710
Long-term debt	164,414	123,301
Non-current contingent consideration	12,156	9,945
Other non-current liabilities	49,926	43,107
Non-current deferred income taxes	35,652	31,459
Commitments and contingencies
Shareholders' Equity:
Common stock, $1.00 par value per common share	16,410	16,572
Additional paid-in capital	113,578	103,603
Retained earnings	141,337	130,153
Accumulated other comprehensive loss	(24,329)	(23,028)
Total shareholders' equity	246,996	227,300
Total Liabilities and Shareholders' Equity	$ 610,952	$ 544,822

Oxford Industries, Inc.
Condensed Consolidated Statements of Earnings
(unaudited)
(in thousands, except per share amounts)

	Third Quarter Fiscal 2013	Third Quarter Fiscal 2012	First Nine Months Fiscal 2013	First Nine Months Fiscal 2012
Net sales	$ 197,506	$ 181,414	$ 666,733	$ 619,296
Cost of goods sold	92,721	84,592	291,024	274,980
Gross profit	104,785	96,822	375,709	344,316
SG&A	104,434	94,146	329,883	295,656
Change in fair value of contingent consideration	68	600	206	1,800
Royalties and other operating income	4,268	3,844	12,704	12,166
Operating income	4,551	5,920	58,324	59,026
Interest expense, net	1,195	959	3,173	7,876
Loss on repurchase of senior notes	—	—	—	9,143
Net earnings before income taxes	3,356	4,961	55,151	42,007
Income taxes	2,467	1,951	24,833	15,967
Net earnings	$ 889	$ 3,010	$ 30,318	$ 26,040
Net earnings per share:
Basic	$ 0.05	$ 0.18	$ 1.84	$ 1.57
Diluted	$ 0.05	$ 0.18	$ 1.84	$ 1.57
Weighted average shares outstanding:
Basic	16,406	16,580	16,463	16,555
Diluted	16,435	16,591	16,492	16,572
Dividends declared per common share	$ 0.18	$ 0.15	$ 0.54	$ 0.45

Oxford Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(unaudited)
(in thousands)

	First Nine Months Fiscal 2013	First Nine Months Fiscal 2012
Cash Flows From Operating Activities:
Net earnings	$ 30,318	$ 26,040
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	23,426	17,430
Amortization of intangible assets	1,295	769
Change in fair value of contingent consideration	206	1,800
Amortization of deferred financing costs and bond discount	323	846
Loss on repurchase of senior notes	—	9,143
Stock compensation expense	1,550	2,215
Deferred income taxes	4,078	(3,151)
Changes in working capital, net of acquisitions and dispositions:
Receivables	(8,377)	(8,902)
Inventories	(10,036)	2,266
Prepaid expenses	(7,471)	(2,541)
Current liabilities	(12,729)	(12,501)
Other non-current assets	(584)	(3,182)
Other non-current liabilities	5,356	4,444
Excess tax benefits related to stock-based compensation	(6,100)	—
Net cash provided by operating activities	21,255	34,676
Cash Flows From Investing Activities:
Acquisitions, net of cash acquired	(17,888)	(1,813)
Purchases of property and equipment	(36,743)	(47,653)
Net cash used in investing activities	(54,631)	(49,466)
Cash Flows From Financing Activities:
Repayment of revolving credit arrangements	(226,182)	(149,266)
Proceeds from revolving credit arrangements	276,496	276,826
Repurchase of senior notes	—	(111,000)
Deferred financing costs paid	—	(1,524)
Payment of contingent consideration amounts earned	—	(2,500)
Proceeds from issuance of common stock, including excess tax benefits	7,176	1,768
Repurchase of restricted stock for employee tax withholding liabilities	(13,200)	—
Dividends on common stock	(8,949)	(7,438)
Net cash provided by financing activities	35,341	6,866
Net change in cash and cash equivalents	1,965	(7,924)
Effect of foreign currency translation on cash and cash equivalents	(172)	172
Cash and cash equivalents at the beginning of year	7,517	13,373
Cash and cash equivalents at the end of the period	$ 9,310	$ 5,621
Supplemental disclosure of cash flow information:
Cash paid for interest, net	$ 2,768	$ 7,279
Cash paid for income taxes	$ 16,424	$ 20,904

Oxford Industries, Inc.
Operating Group Information
(unaudited)
(in thousands)

	Third Quarter Fiscal 2013	Third Quarter Fiscal 2012	First Nine Months Fiscal 2013	First Nine Months Fiscal 2012
Net sales
Tommy Bahama	$ 113,528	$ 103,193	$ 417,174	$ 371,790
Lilly Pulitzer	30,326	26,939	107,939	93,475
Lanier Clothes	30,144	27,180	79,719	84,995
Ben Sherman	18,627	19,781	47,138	57,234
Corporate and Other	4,881	4,321	14,763	11,802
Total net sales	$ 197,506	$ 181,414	$ 666,733	$ 619,296

Operating income (loss)
Tommy Bahama	$ 971	$ 3,366	$ 46,190	$ 45,511
Lilly Pulitzer	3,947	3,528	24,535	21,949
Lanier Clothes	3,414	2,402	7,901	8,845
Ben Sherman	(1,873)	(2,149)	(10,538)	(6,352)
Corporate and Other	(1,908)	(1,227)	(9,764)	(10,927)
Total operating income	$ 4,551	$ 5,920	$ 58,324	$ 59,026

Reconciliation of Certain Operating Results Information Presented in Accordance With GAAP to Certain Operating Results Information, As Adjusted (unaudited)
Set forth below is the reconciliation, in thousands except per share amounts, of certain operating results information, presented in accordance with generally accepted accounting principles, or GAAP, to the operating results information, as adjusted, for certain historical periods. The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting operating results, as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing operations. The Company uses the operating results, as adjusted, to discuss its business with investment institutions, its board of directors and others. Further, the Company believes that presenting operating results, as adjusted, provides useful information to investors because this allows investors to compare the Company's operating results for the periods presented to other periods.

	Third Quarter Fiscal 2013	Third Quarter Fiscal 2012	First Nine Months Fiscal 2013	First Nine Months Fiscal 2012
As reported
Net sales	$ 197,506	$ 181,414	$ 666,733	$ 619,296
Gross profit	$ 104,785	$ 96,822	$ 375,709	$ 344,316
Gross margin (1)	53.1%	53.4%	56.4%	55.6%
SG&A	$ 104,434	$ 94,146	$ 329,883	$ 295,656
SG&A as percentage of net sales	52.9%	51.9%	49.5%	47.7%
Operating income	$ 4,551	$ 5,920	$ 58,324	$ 59,026
Operating margin (2)	2.3%	3.3%	8.7%	9.5%
Net earnings before income taxes	$ 3,356	$ 4,961	$ 55,151	$ 42,007
Net earnings	$ 889	$ 3,010	$ 30,318	$ 26,040
Diluted net earnings per share	$ 0.05	$ 0.18	$ 1.84	$ 1.57
Weighted average shares outstanding - diluted	16,435	16,591	16,492	16,572
Increase (decrease) in operating results
LIFO accounting adjustment (3)	$ (210)	$ (426)	$ 135	$ (461)
Inventory step-up (4)	$ 424	$ —	$ 707	$ —
Amortization of Canadian intangible assets (5)	$ 329	$ —	$ 662	$ —
Change in fair value of contingent consideration (6)	$ 68	$ 600	$ 206	$ 1,800
Loss on repurchase of senior notes (7)	—	—	—	9,143
Impact of income taxes on adjustments above (8)	$ 63	$ (73)	$ (284)	$ (4,085)
Adjustment to net earnings	$ 674	$ 101	$ 1,426	$ 6,397
As adjusted
Gross profit	$ 104,999	$ 96,396	$ 376,551	$ 343,855
Gross margin (1)	53.2%	53.1%	56.5%	55.5%
SG&A	$ 104,105	$ 94,146	$ 329,221	$ 295,656
SG&A as percentage of net sales	52.7%	51.9%	49.4%	47.7%
Operating income	$ 5,162	$ 6,094	$ 60,034	$ 60,365
Operating margin (2)	2.6%	3.4%	9.0%	9.7%
Net earnings before income taxes	$ 3,967	$ 5,135	$ 56,861	$ 52,489
Net earnings	$ 1,563	$ 3,111	$ 31,744	$ 32,437
Diluted net earnings per share	$ 0.10	$ 0.19	$ 1.92	$ 1.96

(1) Gross margin reflects gross profit divided by net sales.
(2) Operating margin reflects operating income divided by net sales.
(3) LIFO accounting adjustment reflects the impact on cost of goods sold in the consolidated statements of earnings resulting from LIFO accounting adjustments in each period. LIFO accounting adjustments are included in Corporate and Other for operating group reporting purposes.
(4) Inventory step-up reflects the charge recognized in cost of goods sold in the consolidated statements of earnings related to the Tommy Bahama Canada acquisition. The step-up costs reflect the purchase accounting adjustments resulting from the step-up of inventory at acquisition. The amount of inventory step-up is charged to cost of goods sold as the acquired inventory is sold. These charges are included in cost of goods sold in the Tommy Bahama operating group results of operations.
(5) Amortization of Canadian intangible assets reflects the amortization included in SG&A in the consolidated statements of earnings related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition. These charges are included in SG&A in the Tommy Bahama operating group results of operations.
(6) Change in fair value of contingent consideration reflects the statement of earnings impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. The change in fair value of contingent consideration is reflected in the Lilly Pulitzer operating group results of operations.
(7) Loss on repurchase of senior notes reflects the impact on net earnings resulting from the loss attributable to the repurchase or redemption of previously outstanding senior notes.
(8) Impact of income taxes reflects the estimated net earnings tax impact of the above adjustments based on the applicable estimated effective tax rate on current year earnings in the respective jurisdiction, before any discrete items.

Reconciliation of Operating Income (Loss) in Accordance With GAAP to Operating Income (Loss), As Adjusted (unaudited)
Set forth below is the reconciliation, in thousands, of operating income (loss) for each operating group and in total, calculated in accordance with GAAP, to operating income (loss), as adjusted, for certain historical periods. The Company believes that investors often look at ongoing operating group operating results as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting our operating income (loss), as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing operating group results. The Company uses the operating income (loss), as adjusted, to discuss its operating groups with investment institutions, its board of directors and others. Further, the Company believes that presenting its operating results, as adjusted, provides useful information to investors because this allows investors to compare the Company's operating group operating income (loss) for the periods presented to other periods.

	Third Quarter Fiscal 2013
	Operating income (loss), as reported	LIFO accounting adjustment (1)	Inventory step-up (2)	Amortization of Canadian intangible assets (3)	Change in fair value of contingent consideration (4)	Operating income (loss), as adjusted
Tommy Bahama	$ 971	$ —	$ 424	$ 329	$ —	$ 1,724
Lilly Pulitzer	3,947	—	—	—	68	4,015
Lanier Clothes	3,414	—	—	—	—	3,414
Ben Sherman	(1,873)	—	—	—	—	(1,873)
Corporate and Other	(1,908)	(210)	—	—	—	(2,118)
Total	$ 4,551	$ (210)	$ 424	$ 329	$ 68	$ 5,162

	Third Quarter Fiscal 2012
	Operating income (loss), as reported	LIFO accounting adjustment (1)	Change in fair value of contingent consideration (4)	Operating income (loss), as adjusted
Tommy Bahama	$ 3,366	$ —	$ —	$ 3,366
Lilly Pulitzer	3,528	—	600	4,128
Lanier Clothes	2,402	—	—	2,402
Ben Sherman	(2,149)	—	—	(2,149)
Corporate and Other	(1,227)	(426)	—	(1,653)
Total	$ 5,920	$ (426)	$ 600	$ 6,094

	First Nine Months Fiscal 2013
	Operating income (loss), as reported	LIFO accounting adjustment (1)	Inventory step-up (2)	Amortization of Canadian intangible assets (3)	Change in fair value of contingent consideration (4)	Operating income (loss), as adjusted
Tommy Bahama	$ 46,190	$ —	$ 707	$ 662	$ —	$ 47,559
Lilly Pulitzer	24,535	—	—	—	206	24,741
Lanier Clothes	7,901	—	—	—	—	7,901
Ben Sherman	(10,538)	—	—	—	—	(10,538)
Corporate and Other	(9,764)	135	—	—	—	(9,629)
Total	$ 58,324	$ 135	$ 707	$ 662	$ 206	$ 60,034

	First Nine Months Fiscal 2012
	Operating income (loss), as reported	LIFO accounting adjustment (1)	Change in fair value of contingent consideration (4)	Operating income (loss), as adjusted
Tommy Bahama	$ 45,511	$ —	$ —	$ 45,511
Lilly Pulitzer	21,949	—	1,800	23,749
Lanier Clothes	8,845	—	—	8,845
Ben Sherman	(6,352)	—	—	(6,352)
Corporate and Other	(10,927)	(461)	—	(11,388)
Total	$ 59,026	$ (461)	$ 1,800	$ 60,365

(1) LIFO accounting adjustment reflects the impact on cost of goods sold in the consolidated statements of earnings resulting from LIFO accounting adjustments in each period.
(2) Inventory step-up reflects the charge recognized in cost of goods sold in the consolidated statements of earnings related to the Tommy Bahama Canada acquisition. The step-up costs reflect the purchase accounting adjustments resulting from the step-up of inventory at acquisition. The amount of inventory step-up is charged to cost of goods sold as the acquired inventory is sold.
(3) Amortization of Canadian intangible assets reflects the amortization included in SG&A in the consolidated statements of earnings related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition.
(4) Change in fair value of contingent consideration reflects the statement of earnings impact resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations.

Reconciliation of Net Earnings Per Diluted Share Presented in Accordance With GAAP To Net Earnings Per Diluted Share, As Adjusted (unaudited)
Set forth below is the reconciliation of reported or reportable net earnings per diluted share for certain historical and future periods, each presented in accordance with GAAP, to the net earnings per diluted share, as adjusted, for each respective period. The Company believes that investors often look at ongoing operations as a measure of assessing performance and as a basis for comparing past results against future results. Therefore, the Company believes that presenting its net earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to make decisions based on ongoing operations. The Company uses the net earnings per diluted share, as adjusted, to discuss its business with investment institutions, its board of directors and others. Further, the Company believes that presenting net earnings per diluted share, as adjusted, provides useful information to investors because this allows investors to compare the Company's results for the periods presented to other periods. Note that columns may not add due to rounding.

	Third Quarter Fiscal 2013 Actual	Third Quarter Fiscal 2013 Guidance (1)	Third Quarter Fiscal 2012 Actual	First Nine Months Fiscal 2013 Actual	First Nine Months Fiscal 2012 Actual
Net earnings per diluted share:
GAAP basis	$ 0.05	$ 0.04 - $ 0.09	$ 0.18	$ 1.84	$ 1.57
LIFO accounting adjustment (2)	(0.01)	—	(0.01)	0.01	(0.02)
Inventory step-up (3)	0.03	0.02	—	0.04	—
Amortization of Canadian intangible assets (4)	0.02	0.02	—	0.04	—
Change in fair value of contingent consideration (5)	—	—	0.02	0.01	0.07
Loss on repurchase of senior notes (6)	—	—	—	—	0.34
As adjusted	$ 0.10	$ 0.08 - $ 0.13	$ 0.19	$ 1.92	$ 1.96

	Fourth Quarter Fiscal 2013 Guidance (8)	Fourth Quarter Fiscal 2012 Actual	Full Year Fiscal 2013 Guidance (8)	Full Year Fiscal 2012 Actual
Net earnings per diluted share:
GAAP basis	$ 1.01 - $ 1.16	$ 0.32	$ 2.85 - $ 3.00	$ 1.89
LIFO accounting adjustment (2)	—	0.17	0.01	0.15
Inventory step-up (3)	—	—	0.04	—
Amortization of Canadian intangible assets (4)	0.02	—	0.06	—
Change in fair value of contingent consideration (5)	—	0.17	0.01	0.23
Gain on sale of real estate (7)	(0.06)	—	(0.06)	—
Loss on repurchase of senior notes (6)	—	—	—	0.34
As adjusted	$ 0.98 - $ 1.13	$ 0.65	$ 2.90 - $ 3.05	$ 2.61

(1) Guidance as issued on September 10, 2013.
(2) LIFO accounting adjustment reflects the impact, net of income taxes, on net earnings per diluted share resulting from LIFO accounting adjustments included in cost of goods sold in each period. No estimate for future LIFO accounting adjustments are reflected in the guidance for any period presented.
(3) Inventory step-up reflects the impact, net of income taxes, on net earnings per diluted share resulting from the charge recognized in cost of goods sold in the consolidated statements of earnings related to the Tommy Bahama Canada acquisition. The step-up costs reflect the purchase accounting adjustments resulting from the step-up of inventory at acquisition. The amount of inventory step-up is charged to cost of goods sold as the acquired inventory is sold. The Company does not anticipate any such charges related to the Tommy Bahama Canada acquisition in future periods, although the allocation of purchase price has not been finalized.
(4) Amortization of Canadian intangible assets reflects the impact, net of income taxes, on net earnings per diluted share resulting from the amortization included in SG&A in the consolidated statements of earnings related to the intangible assets acquired as part of the Tommy Bahama Canada acquisition. These charges are included in SG&A in the Tommy Bahama operating group results of operations. Currently, the Company anticipates approximately $0.3 million of amortization of intangible assets related to the Tommy Bahama Canada acquisition in the fourth quarter of fiscal 2013, although the allocation of purchase price has not been finalized.
(5) Change in fair value of contingent consideration reflects the impact, net of income taxes, on net earnings per diluted share resulting from the change in fair value of contingent consideration pursuant to the earnout agreement with the sellers of the Lilly Pulitzer brand and operations. Currently, the Company anticipates approximately $0.1 million of such charges in the fourth quarter of fiscal 2013.
(6) Loss on repurchase of senior notes reflects the impact, net of income taxes, on net earnings per diluted share resulting from the loss attributable to the repurchase or redemption of previously outstanding senior notes.
(7) Gain on sale of real estate reflects the impact, net of income taxes, on net earnings per diluted share resulting from the estimated gain on the sale of real estate. The transaction was completed in November 2013.
(8) Guidance as issued on December 11, 2013.

CONTACT: Anne M. Shoemaker
         Telephone: (404) 653-1455
         Fax: (404) 653-1545
         E-mail: InvestorRelations@oxfordinc.com